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                             INSIGNIA SOLUTIONS PLC






                                    THE RULES

                                     OF THE

                               INSIGNIA SOLUTIONS
                     U.K. EMPLOYEE SHARE OPTION SCHEME 1996



                   ADOPTED IN GENERAL MEETING ON 19 APRIL 1996
                  AND AMENDED IN GENERAL MEETING ON 29 MAY 1997
                      AND IN GENERAL MEETING ON 27 MAY 1999


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                                    CONTENTS
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CLAUSE                                                                PAGE
1                 Definitions                                            1
2                 Grant of Options                                       5
3                 Exercise Price                                         5
4                 Limitations                                            6
5                 Exercise and Lapse of Options                          6
6                 Payment of Exercise Price                              9
7                 Takeover and Liquidation                              10
8                 Variation in the Share Capital of the Company         14
9                 Rights of Ordinary Shares Allotted                    14
10                Availability of Shares                                15
11                Buyout of Options                                     15
12                Transfers of Options                                  15
13                Employment with the Company                           16
14                Documents                                             16
15                Administration                                        16
16                Governing Law                                         17

APPENDIX - Option Certificate
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                               INSIGNIA SOLUTIONS
                     U.K. EMPLOYEE SHARE OPTION SCHEME 1996

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
1                 DEFINITIONS

1.1 In this Scheme references to the following words and expressions shall bear the following meanings:-

                  ACT:  the Income and Corporation Taxes Act 1988;

                  ADOPTION DATE: the date on which the Scheme is adopted by the Company in general meeting;

                  AFFILIATE: any company that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with the Company where "control" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to cause the direction of the management and policies of the company, whether through the ownership of voting securities, by contract or otherwise;

                  AUDITORS:  the auditors for the time being of the Company;

                  BOARD:  the Board of Directors of the Company;

                  COMMITTEE: the Compensation Committee of the Board or such duly constituted committee of the Board comprising of at least two Disinterested Persons and which complies with the provisions of Section 16 of the Exchange Act whilst the Company is subject to the provisions of such Section;

                  COMPANY:  Insignia Solutions plc;

                  CONTROL:  has the same meaning as in Section 840 of the Act;

                  CONVERSION RATE: the average currency conversion rate quoted by the Bank of


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                  America in London as the price for Pounds Sterling purchased with US Dollars;

                  DATE OF GRANT: the date on which an Option is granted as specified in the relevant Option Certificate;

                  DISINTERESTED PERSON: a director who has not, during the period that person is a member of the Committee and for one year prior to service as a member of the Committee, been granted or awarded equity securities pursuant to the Scheme or any other employee share scheme of the Company or any Parent, Subsidiary or Affiliate of the Company, except in accordance with the requirements set forth in rules as promulgated by the SEC under Section 16(b) of the Exchange Act, as such rules are amended from time to time and as interpreted by the SEC;

                  EXCHANGE ACT: the statute in the United States of America known as the Securities Exchange Act 1934, as amended;

                  EXERCISE PRICE: the amount payable for an Option Share on the exercise of an Option to be determined in accordance with Rule 3;

                  GROUP: the Company, its holding company and subsidiaries (as defined in Section 736 of the Companies Act 1985);

                  INSIDER: an officer or director of the Company or any other person whose transactions in the Ordinary Shares are subject to Section 16 of the Exchange Act;

                  LAST EXERCISE DATE: in respect of any Option or part of any Option, the date specified in the relevant Option Certificate as determined by the Committee being a date not later than ten years after the Date of Grant of the Option;

                  MARKET VALUE:

                  (a) if Ordinary Shares, or instruments evidencing Ordinary Shares, are then quoted on the Nasdaq National Market the closing price on the Nasdaq National Market System on the trading day immediately preceding the Date of Grant of an Option, or, if no such reported sale takes place on such date,


                                       2
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                           the closing price on the next preceding trading date
                           on which a reported sale occurred;

                  (b) if Ordinary Shares, or instruments evidencing Ordinary Shares, are publicly traded and are then listed on a national securities exchange, the closing price on the trading day immediately preceding the Date of Grant of an Option, or, if no reported sale takes place on such date, the closing price on the next preceding trading day on which a reported sale occurred;

                  (c) if Ordinary Shares, or instruments evidencing Ordinary Shares, are publicly traded but are not quoted on the Nasdaq National Market nor listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the day immediately preceding the Date of Grant of an Option, as reported by The Wall Street Journal, for the over-the-counter market;

                  (d) if none of the foregoing is applicable, by the Board in good faith.

                  1986 SCHEME: the Company's 1986 Executive Share Option Scheme;

                  OPTION SCHEME: a right to acquire Option Shares granted pursuant to the Scheme;

                  OPTION CERTIFICATE: the Option Certificate substantially in the form set out in the Appendix as such certificate may be amended by the Committee from time to time;

                  OPTION HOLDER: a Qualified Person who holds an Option in accordance with the terms of the Scheme or where the context permits a person becoming entitled to any such Option in consequence of the death of the original Option Holder;

                  OPTION SHARES: issued or unissued Ordinary Shares in respect of which an Option is granted;

                  ORDINARY SHARES: the ordinary shares in the capital of the Company and any instruments evidencing such Ordinary Shares;


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                  PARENT: any company (other than the Company) in an unbroken chain of companies ending with the Company, if at the time of the granting of an Option under the Scheme, each of such companies other than the Company owns shares possessing 50 per cent or more of the total combined voting power of all classes of shares in one of the other companies in such chain;

                  QUALIFIED PERSON: any employee (including officers and directors who are also employees) of a company in the Group;

                  THE SCHEME: this Insignia Solutions U.K. Employee Share Option Scheme 1996 in its present form with and subject to any amendments hereto properly effected;

                  SEC: the United States of America Securities and Exchange Commission;

                  SUBSIDIARY: any company (other than the Company) in an unbroken chain of companies beginning with the Company if, at the time of granting of an Option, each of the companies other than the last company in the unbroken chain owns shares possessing 50 per cent or more of the total combined voting power of all classes of shares in one of the other companies in such chain.

1.2               In this Scheme (unless the context requires otherwise):-

1.2.1 any reference to any statute or statutory provision shall be construed as including a reference to any modification, re-enactment or extension of such statute or statutory provision for the time being in force, to any subordinate legislation made under the same and to any former statutes or statutory provisions which it consolidated or re-enacted;

1.2.2 any reference to a Rule is to a Rule of this Scheme, as amended from time to time;

1.2.3 the singular includes a reference to the plural and vice versa;

1.2.4             the masculine gender shall include the feminine gender;


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1.2.5             references to the exercise of an Option shall where the
                  context so allows include the exercise of an Option in part.

2                 GRANT OF OPTIONS

2.1 Subject to the limitations and conditions of the Scheme and unless prohibited by law, the Committee may grant Options following the Adoption Date at any time to any Qualified Person as it may in its sole discretion determine.

2.2 On the grant of an Option, the Committee shall determine the Exercise Price (calculated in accordance with Rule 3) and the Last Exercise Date of the Option and shall specify such details in the Option Certificate.

2.3 There shall be no consideration payable for the grant of an Option.

2.4 As soon as practicable after the grant of an Option the Committee shall arrange for the despatch of an Option Certificate duly sealed or executed as a deed by the Company to each Option Holder to whom an Option has been granted. An Option Holder may disclaim an Option by notice in writing to the Company within fourteen days after the date of the Option Certificate.

3                 EXERCISE PRICE

3.1 Subject to adjustment pursuant to Rule 8, the Exercise Price at the relevant Date of Grant shall be determined by the Committee but it may not be less than the higher of:-

3.1.1 where the Option is an option to subscribe for Ordinary Shares, the US Dollar equivalent of the nominal value of an Ordinary Share calculated by reference to the prevailing Conversion Rate; and

3.1.2             the Market Value of an Ordinary Share.

3.2               The Exercise Price shall be expressed in US Dollars.


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4                 LIMITATIONS

4.1 No Options shall be granted under the Scheme later than ten years after the Adoption Date.

4.2 Subject to adjustment pursuant to Rule 8, no Option shall be granted if the number of Ordinary Shares over which it is proposed to grant the Option when aggregated with all Ordinary Shares which have been issued or which might be issued in the future pursuant to options and rights (excluding those which have lapsed or have been surrendered) granted under the 1988 US Stock Option Plan, the 1995 Incentive Stock Option Plan for US Employees and the 1986 Scheme will exceed 4,672,071 Ordinary Shares.

4.3 If an Option is granted in excess of the limitation in Rule 4.2, such Option shall be limited and take effect over such number of Ordinary Shares as would be within the said limitation and the Committee shall, if appropriate, as soon as practicable arrange for any original Option Certificate to be cancelled and a replacement Option Certificate to be issued in its place.

5                 EXERCISE AND LAPSE OF OPTIONS

5.1 Notwithstanding any other provision of this Rule 5, an Option shall not in any event be exercisable more than ten years after the Date of Grant of that Option.

5.2 Options may be exercised by an Option Holder who is a Qualified Person as follows:-

5.2.1 where such an Option Holder does not hold a subsisting option granted under the 1986 Scheme at the Date of Grant of the first Option granted to him then such first Option may be exercised on or after the first anniversary of the Date of Grant as to 1/48th of the number of Ordinary Shares comprised in such Option (rounded to the nearest whole number) for each complete month he has been employed by the Group since the Date of Grant and shall lapse on the Last Exercise Date;


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                  5.2.1.1           where such an Option Holder holds a
                                    subsisting option granted under the 1986
                                    Scheme at the Date of Grant of the first
                                    Option granted to him; or

                  5.2.1.2 in the case of each Option granted to such Option Holder after his first Option then such Options may be exercised as to 1/48th of the number of Ordinary Shares comprised in such Option (rounded to the nearest whole number) for each complete month he has been employed by the Group since the Date of Grant and shall lapse on the Last Exercise Date.

5.3               An Option may be exercised otherwise than as set out in Rule
                  5.2 in the circumstances and during the periods set out below:-

5.3.1 if an Option Holder ceases to be employed by the Group by reason of his death his Option may be exercised to the extent that his Option would have been exercisable at the time of his death within eighteen months of his death (or such longer period not exceeding five years as may be determined by the Committee) by his legal personal representatives provided that such exercise is not later than the Last Exercise Date and thereafter the Option shall lapse;

5.3.2 if an Option Holder ceases to be employed by the Group by reason of his disability (as determined by the Committee) his Option may be exercised to the extent that his Option would have been exercisable at the time of his cessation of employment within twelve months of the date of such cessation (or such longer period not exceeding five years as may be determined by the Committee) provided that such exercise is not later than the Last Exercise Date and thereafter the Option shall lapse;

5.3.3 if an Option Holder ceases to be employed by the Group (otherwise than by reason of his death or disability) his Option may be exercised to the extent that his Option would have been exercisable at the time of cessation of his employment within three months of the date of such cessation (or such longer period not exceeding five years as may be determined by the Committee)


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                  provided that such exercise is not later than the Last
                  Exercise Date and thereafter his Option shall lapse.

5.4 Each Option is to be exercisable by an Option Holder to the extent that the Option has become exercisable in whole or in part.

5.5 Exercise of an Option is to be by application in writing addressed to the Company and specifying the number of Option Shares in respect of which the Option is being exercised on that occasion and the method of payment of the Exercise Price for such Option Shares, such application to be delivered or sent by prepaid post to the registered office for the time being of the Company or to such office as may from time to time be specified by the Company in writing to the Option Holder.

5.6 Subject to the regulations and enactments for the time being in force under any applicable national or foreign securities law and any rules, regulations and other requirements of any stock exchange or automated quotation system upon which the Ordinary Shares may be listed or quoted and subject to compliance by the Option Holder with the terms of the Option the Company will after receipt of the application make an allotment to the Option Holder of the number of Ordinary Shares specified in the application at the Exercise Price (as adjusted in accordance with the provisions of the Scheme) and will (subject to the provisions of Rule 5.7) deliver to the Option Holder evidence of title to such Ordinary Shares provided that instead of allotting and issuing the appropriate number of Ordinary Shares the Company shall have the right to satisfy its obligations of allotment by (in whole or in part) procuring that some or all of the Ordinary Shares are transferred by a third party to the relevant Option Holder. For these purposes delivery or transfer to an Option Holder includes delivery or transfer to a nominee for the Option Holder provided that the Option Holder acquires the beneficial ownership of the Ordinary Shares delivered or transferred.

5.7 The Company shall have no obligation to issue or deliver certificates for Ordinary Shares under the Scheme prior to:-


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5.7.1             obtaining any approvals from governmental agencies that the
                  Company determines are necessary or advisable; and

5.7.2 completion of any registration or other qualification of the Ordinary Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

6                 PAYMENT OF EXERCISE PRICE

6.1 Payment of the Exercise Price for the Ordinary Shares may be made in cash (by cheque) or where expressly approved for the Option Holder by the Committee and where permitted by law:-

6.1.1 by waiver of remuneration due or accrued to the Option Holder by any company in the Group for services rendered;

6.1.2             provided that a public market for the Ordinary Shares exists:-

                  6.1.2.1 through a "same day sale" commitment from the Option Holder and a broker-dealer that is a member of the National Association of Securities Dealers ("a NASD Dealer") whereby the Option Holder irrevocably elects to exercise his Option and to sell a portion of the Ordinary Shares so subscribed for in order to pay for the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Ordinary Shares to forward the Exercise Price directly to the Company; or

                  6.1.2.2 through a "margin" commitment from an Option Holder and a NASD Dealer whereby the Option Holder irrevocably elects to exercise his Option and to pledge the Ordinary Shares so subscribed for to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Ordinary Shares to forward the Exercise Price directly to the Company; or


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6.1.3             by any combination of cash and the methods described in this
                  Rule 6.1.

6.2 Where the payment is to be made in Pounds Sterling then the amount payable shall be calculated by reference to the Conversion Rate prevailing at the date of payment.

7                 TAKEOVER AND LIQUIDATION

7.1               In the event of:-

7.1.1 any person obtaining Control of the Company as a result of making:-

                  7.1.1.1 a general offer to acquire the whole of the issued ordinary share capital of the Company (not already owned by such person) which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company; or

                  7.1.1.2 a general offer to acquire all the shares in the Company which are of the same class as the Option Shares (not already owned by such person);

7.1.2 any company obtaining Control of the Company in pursuance of a compromise or arrangement sanctioned by the Court under
                  Section 425 of the Companies Act 1985; or

7.1.3             the sale of substantially all of the assets of the Company;
                  the purchaser or acquiring company ("the Acquiring Company") may:-

7.1.4 in consideration for the release by an Option Holder of his subsisting Option grant to such Option Holder a new option over shares in the Acquiring Company which is otherwise equivalent (as defined in Rule 7.8) to his subsisting Option;


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7.1.5             in consideration for the release by an Option Holder of his subsisting Option grant to such Option Holder an equivalent new option over shares in the Acquiring Company governed by the rules of an employee share option scheme of the Acquiring Company; or

7.1.6 offer substantially similar consideration to Option Holders as is offered to shareholders of the Company (after taking into account the existing provisions of the Option).

7.2 In the event that the Acquiring Company, pursuant to a transaction described in Rule 7.1.1 above, refuses to make a proposal as described in Rules 7.1.4 to 7.1.6 above to an Option Holder prior to the commencement of the earliest of the periods described in Rules 7.2.1.1 and 7.2.1.2 below, then:-

7.2.1 if his Option has already become capable of exercise under these Rules then the Option Holder may exercise it to the extent that the Option has become exercisable until the end of whichever of the following periods finishes earliest:-

                  7.2.1.1 a period of one month beginning with the time when the Acquiring Company has obtained Control of the Company and (if applicable) any condition subject to which the offer is made is satisfied; and

                  7.2.1.2 if the Acquiring Company becomes bound or entitled to acquire the shares in the Company under Sections 428 to 430F of the Companies Act 1985, the period when that person remains so bound or entitled and then any such Options as remain unexercised shall lapse;

7.2.2 if his Option has not already become capable of exercise under these Rules then such Option shall lapse at such time and on such conditions as the Board shall determine.


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7.3               For the purposes of Rules 7.1 and 7.2 above a person shall be deemed to have obtained Control of the Company if he and others acting in concert with him have together obtained Control of it.

7.4 In the event that the Acquiring Company, pursuant to a transaction described in Rule 7.1.2 above, refuses to make a proposal as described in Rules 7.1.4 to 7.1.6 above to an Option Holder prior to the expiry of one month after the Court sanctions the compromise or arrangement then his Option shall be subject to the provisions of Rule 7.7.

7.5 In the event that the Acquiring Company, pursuant to a transaction described in Rule 7.1.3 above, refuses to make a proposal as described in Rules 7.1.4 to 7.1.6 above to an Option Holder then his Option shall lapse at such time and on such conditions as the Board shall determine.

7.6 In the event of a members' voluntary winding up of the Company any Option Holder may, by notice in writing to the Company within 60 days of the commencement of the winding up (such notice being accompanied by payment of the Exercise Price), elect in relation to any Option which has already become capable of exercise under these Rules to be treated as if that Option had been exercised either to the full extent that it is then capable of being exercised or to the extent specified in the notice, immediately before the commencement of the winding up, and such Option Holder shall then be entitled to be paid a sum equal to the amount he would have received as a holder of the Ordinary Shares to which he would have been entitled upon such exercise. Subject as aforesaid, all Options shall lapse on the winding up of the Company.

7.7 If under Section 425 of the Companies Act 1985 it is proposed that the court sanctions a compromise or arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies the Company shall give notice thereof to all Option Holders at the same time as it sends notices to members of the Company summoning the meeting to consider such a compromise or arrangement. Then at the time that such notice is given:-


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7.7.1             if the Option has already become capable of exercise under these Rules, the Option Holder may exercise the Option, to the extent that the Option has become exercisable, before the expiry of the later of one month from the date of such notice and one month from the date on which the Court sanctions the compromise or arrangement and thereafter the Option shall lapse. The exercise of an Option under this Rule 7.7.1 shall be conditional on such compromise or arrangement becoming effective;

7.7.2 if the Option has not already become capable of exercise under these Rules the Option shall lapse at such time and on such conditions as the Board shall determine.

                  It shall be a condition of exercising the Option under this Rule 7.7 that, after exercising the Option, the Option Holder shall transfer or otherwise deal with the Ordinary Shares issued to him so as to place him in the same position (or as near as possible) as would have been the case if such Ordinary Shares had been subject to such compromise or arrangement.

7.8 For the purposes of Rule 7.1.4 above a new option over shares in the Acquiring Company (hereinafter called the "New Option") shall be equivalent to a subsisting option (hereinafter called the "Old Option") if the date of grant is deemed to be the same date as the Date of Grant of the Old Option; if the aggregate exercise price of the Ordinary Shares subject to the New Option is as nearly as practicable the same as the aggregate Exercise Price of the Ordinary Shares subject to the Old Option; and (save as provided in the Rules and save for the number, description and Exercise Price of the Ordinary Shares subject to the New Option) the other rights and terms attaching to the New Option are as nearly as practicable the same as those attaching to the Old Option. The New Option shall, for all other purposes of the Scheme, be treated as having been acquired at the same time as the Old Option.

7.9 With effect from the date on which an Option Holder releases the Old Option in consideration of the grant to him of the New Option, Rule 1 and Rules 5 to 16 inclusive shall, in relation to the New Option, be construed for the purposes of that New Option as if references directly or indirectly to "the Company" and to


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                  "Ordinary Shares" were references to the Acquiring Company and to shares in the Acquiring Company.

7.10 Subject to the provisions of Rule 7.1 to 7.9 above, if any of the corporate transactions described in such Rules should occur, any outstanding Options shall be treated in the manner provided for in the applicable agreement or plan of such corporate transaction.

8                 VARIATION IN THE SHARE CAPITAL OF THE COMPANY

8.1 On any variation of the share capital of the Company (whether by way of capitalisation or rights issue, sub-division or consolidation of the Ordinary Shares or a share capital reduction) the Exercise Price and/or the number and nominal value of Ordinary Shares comprised in an Option and/or the aggregate maximum number of Ordinary Shares available under the Scheme may be varied in such manner as the Committee shall determine and such decision of the Committee shall be final and binding on the Option Holders and the Company subject to written notification being given to the Option Holders.

8.2 An adjustment to the Exercise Price shall not be made pursuant to the provisions of this Rule 8 which would result in any Option Shares being issued unlawfully at a discount.

8.3 A variation shall not be made pursuant to this Rule 8 until the Auditors shall (acting as experts and not as arbitrators) have notified the Committee in writing that the proposed variation is, in their opinion, fair and reasonable.

9                 RIGHTS OF ORDINARY SHARES ALLOTTED

9.1 Ordinary Shares to be allotted pursuant to the exercise of any Option shall rank pari passu in all respects and as one class with the Ordinary Shares in issue at the date of allotment and Ordinary Shares allotted or transferred shall rank in full for all dividends and distributions the record date of which falls on or after the date of exercise of the Option but shall not rank for any dividend or distribution the record date of which precedes the date of exercise of the Option.


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9.2               The Company shall not be under an obligation to register the
                  Ordinary Shares allotted pursuant to the exercise of an Option with the SEC or to effect compliance with the registration, qualification or listing requirements of any national or foreign securities laws, stock exchange or automated quotation system, and the Company shall have no liability for any inability or failure to do so.

10                AVAILABILITY OF SHARES

                  The Company shall at all times have available sufficient unissued Ordinary Shares to meet any exercise of any Option, taking into account any arrangements made by the Company to procure the transfer by a third party to the relevant Option Holder of Ordinary Shares to satisfy (whether in full or in part) the exercise of any Option.

11                BUYOUT OF OPTIONS

                  The Committee may at any time buy from an Option Holder his Option previously granted with payment in cash, Ordinary Shares or other consideration, based on such terms and conditions as the Committee and the Option Holder shall agree.

12                TRANSFERS OF OPTIONS

12.1 No Option granted pursuant to the Scheme nor the benefit of an Option may be transferred, assigned, charged or otherwise alienated save that nothing in the Rules of the Scheme shall prohibit the transmission of the Option by operation of law in the event of the death of an Option Holder.

12.2 If an Option Holder does or suffers an act or thing whereby he would or might be deprived of the legal or beneficial ownership of an Option that Option shall forthwith lapse and the Committee shall not knowingly permit its exercise.


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13                EMPLOYMENT WITH THE COMPANY

13.1 Nothing in the Scheme or any Option granted under the Scheme shall confer or be deemed to confer on any Option Holder any right to continue in the employ of any member of the Group or limit in any way the right of any member of the Group to terminate the employment of the Option Holder with or without cause.

13.2 If any Option Holder shall cease to be employed by or hold office with a member of the Group for any reason he shall not be entitled by way of compensation for loss of office or otherwise to any sum or other benefit whatsoever to compensate him for the loss of any right under the Scheme notwithstanding any provision to the contrary in his contract of employment.

14                DOCUMENTS

                  The Company shall deliver to each Option Holder a copy of the documents sent to ordinary shareholders of the Company as a class of shareholders.

15                ADMINISTRATION

15.1 The Scheme shall be administered by the Committee. The Committee shall have the power to:-

15.1.1 construe and interpret the Scheme, any Option Certificates and any other agreement or document executed pursuant to the Scheme;

15.1.2 prescribe, amend and rescind rules and regulations relating to the Scheme;

15.1.3 correct any defect, supply any omission, or reconcile any inconsistency in the Scheme or any agreement or document executed pursuant to the Scheme;

15.1.4 make all other determinations necessary or advisable for the administration of the Scheme.


15.2 Any determination made by the Committee with respect to any Option shall be made in its sole discretion at the time of grant of the Option or, unless in contravention of any express term of the Scheme or Option, at any later time, and such determination shall be final and binding on the Company and all persons having an interest in any Option. The Committee may delegate to one or more officers of the Company the authority to grant Options under the Scheme to Option Holders who are not Insiders of the Company.

15.3 An Option shall not be effective unless such Option is in compliance with all relevant national and foreign securities laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Ordinary Shares may then be listed or quoted, as they are in effect on the Date of Grant of such Option and also on the date of exercise or other issue.

15.4 If any provision of any Rule or any Option conflicts with the applicable requirements of Rule 16b-3 (or its successors) of the SEC promulgated under the Exchange Act in relation to Option Holders who are or may be Insiders then those provisions to the extent possible shall be interpreted or deemed amended so as to avoid such conflict.

15.5 The Board may at any time terminate or amend the Scheme in any respect, including without limitation amendment of any form of Option Certificate or instrument to be executed pursuant to the Scheme, provided however that the Board shall not, without the approval of the shareholders of the Company, amend the Scheme in any manner that requires such shareholder approval pursuant to the Exchange Act or Rule 16b-3 (or its successor), as amended, thereunder, provided, further that no amendment may be made to outstanding Options without the consent of the Option Holders.

16                GOVERNING LAW

                  The Scheme shall be governed by and construed in accordance with the Laws of England and Wales.

                                    APPENDIX
                               OPTION CERTIFICATE
                     U.K. EMPLOYEE SHARE OPTION SCHEME 1996



                                                      Certificate No. JAN. 96/02


                             INSIGNIA SOLUTIONS PLC
                       (Registered in England No. 1961960)


1         This is to certify that     Name:             [               ]
                                      Address:          [               ]
                                                        [               ]
                                                        [               ]

is a holder of an Option to subscribe for the number of Ordinary Shares of 20p each in the Company shown in Box `A' below subject to the Rules of the Insignia Solutions UK Employee Share Option Scheme 1996.

-------------------------------------------- ------------------------------ -------------------------

                    `A'                                   `B'
NUMBER OF ORDINARY SHARES COMPRISED IN THE    EXERCISE PRICE PER ORDINARY             `C'
                  OPTION                                 SHARE              DATE OF GRANT OF OPTION
-------------------------------------------- ------------------------------ -------------------------
                    [ ]                                 US$ [ ]                       [ ]
-------------------------------------------- ------------------------------ -------------------------

2 The Date of Grant of the Option is shown in Box `C' above and the Option is exercisable in whole or in part [not earlier than the first anniversary of the Date of Grant] subject to and in accordance with the Rules of the Scheme.

3 The figures shown in Box `A' and Box `B' above are subject to adjustment in certain circumstances in accordance with the Rules of the Scheme.

4                 The Option is not transferable, assignable or chargeable.

5 The Option will lapse on the Last Exercise Date being the [tenth] anniversary of the Date of Grant to the extent that it has not been exercised.

6 The Option [will be exercisable as to 25% of the shares over which it has been granted on [ ] and will be exercisable as to 1/48 of the Ordinary Shares over which it has been granted on the expiry of each complete month thereafter] [will be exercisable as to 1/48 of the Ordinary Shares over which it has been granted on the expiry of each complete month since the Date of Grant]. The Option is exercisable only by notice in writing in the form prescribed under the Rules of the Scheme. This certificate must be sent to the Company or such office as may be specified from time to time by the Company whenever the Option is exercised in whole or in part. Where the Option is exercised in respect of part only of the Ordinary Shares comprised in the certificate, the certificate will be returned to the holder with the balance of Ordinary Shares endorsed overleaf.

7 The rights under the Option may be renounced in whole or in part by the holder giving notice in writing to the Company WITHIN FOURTEEN DAYS AFTER THE DATE OF THIS CERTIFICATE. This certificate must be returned to the Company if the holder wishes to renounce in whole or in part his rights hereunder. If rights are renounced in part only the appropriate replacement certificate will be issued to the holder.

8 This document shall be presumed to be delivered and is intended by the parties to be a deed when (and not before) it is dated.




Given under the Common Seal                 )
of INSIGNIA SOLUTIONS PLC                   )
in the presence of:-                        )


--------------------------
Director


--------------------------
Secretary


--------------------------
Date:

                                       2